Exhibit 5.1

January 18, 2022

Board of Directors

Statera Biopharma, Inc.

2537 Research Boulevard, Suite 201

Fort Collins, CO 80526

Statera Biopharma, Inc.

Registration Statement on Form S-3
(File No. 333-238578)

Ladies and Gentlemen:

We have acted as counsel to Statera Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of up to $7,500,000 aggregate amount of common stock, $0.005 par value per share, of the Company (“Common Stock”), pursuant to an Amended and Restated Share Purchase Agreement dated July 27, 2021 (the “Share Purchase Agreement”), by and among the Company, GEM Global Yield LLC SC and GEM Yield Bahamas Limited. 1,838,235 shares of Common Stock (the “Shares”) have been issued pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-238578), which was declared effective by the Securities and Exchange Commission (“SEC”) on May 29, 2020 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the base prospectus filed as part of the Registration Statement, and the related prospectus supplement dated September 9, 2021 (collectively, the “Prospectus”). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)    the Registration Statement, including the exhibits filed therewith and incorporated by reference therein from previous filings made by the Company with the SEC;

(b)    the Prospectus; and

(c)    the Share Purchase Agreement.

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In addition we have examined and relied upon the following:

(i)    a certificate from the Chief Legal Officer of the Company certifying as to (A) true and correct copies of the Certificate of Incorporation, as amended, and Bylaws, as amended of the Company and (B) the resolutions of the Board of Directors of the Company authorizing the issuance, registration and sale of the Shares by the Company, (the “Authorizing Resolutions”);

(ii)    a certificate dated January 18, 2022 issued by the Secretary of State of Delaware attesting to the corporate status of the Company in Delaware; and

(iii)    originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the Delaware General Corporation Law.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)    Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company set forth in the Share Purchase Agreement and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b)    Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(c)    Signatures; Legal Capacity. The signatures of individuals who have signed the documents we have reviewed are genuine. All individuals who have signed the documents we reviewed have the legal capacity to execute such documents.

(d)    Organizational Status, Power and Authority of Certain Parties. All parties to the Share Purchase Agreement are validly existing and in good standing in their respective jurisdictions of formation, except that no such assumption is made as to the Company as of the date hereof.

(e)    Authorization, Execution and Delivery of Share Purchase Agreement by Certain Parties. The Share Purchase Agreement and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumptions are made as to the Company as of the date hereof.

(f)    Registration. The Registration Statement has been declared effective under the Securities Act and such effectiveness shall not have been terminated or rescinded.

(g)    No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Shares as contemplated by the Share Purchase Agreement and the Prospectus. There are and will be no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Share Purchase Agreement.

Our Opinions

Based on and subject to the foregoing and the qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that the Shares, upon payment therefor in accordance with the terms of the Share Purchase Agreement, are validly issued, fully paid and non-assessable.

Qualification and Limitation Applicable to Our Opinions

The opinions set forth above are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions after the date hereof. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP